Exhibit 15.2

May 22, 2026

The Partners of Vornado Realty L.P. and the Board of Trustees of Vornado Realty Trust
888 Seventh Avenue
New York, New York 10019

We are aware that our report dated May 4, 2026, on our review of interim financial information of Vornado Realty L.P. and subsidiaries appearing in Vornado Realty L.P.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, is incorporated by reference in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
New York, New York